                                                                    EXHIBIT 22.2

                CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                      3411 Tamiami Trail North, Suite 200
                             Naples, Florida 34103


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 17, 2001



      The 2001 Annual Meeting of Shareholders of Citizens Bancshares of Southwest Florida, Inc. will be held on Tuesday, April 17, 2001 at 4:30 p.m., local time, at the Collier Athletic Club, 710 Goodlette Road North, Naples, Florida 34102, for the following purposes:

  1) To elect four directors, each to serve a term of three years, until the 2004 Annual Meeting of Shareholders, and until their successors are elected and qualified.

  2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only shareholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the meeting or at any adjournments or postponements thereof.

      A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                    By Order of the Board of Directors,



                                    Michael L. McMullan
                                    Chief Executive Officer


Naples, Florida
March 23, 2001



     Your vote is important. Whether or not you plan to attend the 2001 Annual
     ----------------------
Meeting in person, you are urged to complete, sign, date and promptly return the enclosed proxy in the accompanying postage paid envelope. If you attend the meeting, you may revoke the proxy and vote your shares in person.

                CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                      3411 Tamiami Trail North, Suite 200
                             Naples, Florida 34103


                        ANNUAL MEETING OF SHAREHOLDERS
                                April 17, 2001


                                PROXY STATEMENT


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Bancshares of Southwest Florida, Inc. ("Citizens Bancshares") for the 2001 Annual Meeting of Shareholders to be held on Tuesday, April 17, 2001 and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by Citizens Bancshares. In addition to solicitations by mail, officers and regular employees of Citizens Bancshares, at no additional compensation, may assist in soliciting proxies by telephone. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 23, 2001. The address of the principal executive offices of Citizens Bancshares is 3411 Tamiami Trail North, Suite 200, Naples Florida 34103.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the 2001 Annual Meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of Citizens Bancshares an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees named herein. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

     The record of shareholders entitled to vote at the 2001 Annual Meeting was taken on March 16, 2001. On that date Citizens Bancshares had outstanding and entitled to vote 1,165,370 shares of common stock, par value $0.01 per share, with each share entitled to one vote.

                                Agenda Item One
                             Election of Directors

     The Board of Directors of Citizens Bancshares presently consists of ten directors. The Board of Directors is divided into three classes, with the terms of the members of each class scheduled to expire at successive annual shareholders' meetings. At each annual meeting, a successor to each director whose term is scheduled to expire at that meeting is elected for a three-year term. The members of Citizens Bancshares' Board of Directors and their classifications are as follows:

     Class I            Class II                  Class III
     ---------------    --------                  ---------
     Stanley W. Hole    Michael L. McMullan       Polly M. Rogers
     LaVonne Johnson    John B. James             Joe B. Cox
     Luc C. Mazzini     Bernard L. Turner         Earl L. Frye
                                                  J. Lorenzo Walker

     The terms of the four Class III directors named above will expire at the 2001 Annual Meeting of Shareholders and the four Class III directors are standing for re-election.

     In the event that any director nominee withdraws or for any reason is not able to serve as a director, all proxies voted in favor of such nominee will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four Class III nominees. Management of Citizens Bancshares believes that each nominee will serve if elected. The affirmative vote of a plurality of all votes cast at the meeting is required for the election of the four nominees standing for election. All of the nominees have been directors of Citizens Bancshares since its incorporation in September 1998.

     The Board of Directors of Citizens Bancshares recommends that the company's shareholders vote "FOR" the election of the nominees named below.

Class III Nominees

     The following persons have been nominated by the Board of Directors for election to the Board of Directors as Class III directors, to succeed themselves in office, for a term of three years, until the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified:

     Polly M. Rogers, age 62, has served as the President of Citizens Bancshares and Citizens National Bank since September 1998. From July 1994 until July 1996, Ms. Rogers served as President and as a director of Gulf Coast National Bank in Naples, Florida.

     Joe B. Cox, age 61, is a name partner of the firm of Cox & Nici, formed in 2000. From July 1978 to February, 2000, Mr. Cox served as a partner of the Naples branch office of the law firm if Cummings & Lockwood. Mr. Cox is a director of Beasley Broadcasting Group, Inc. which is traded on the Nasdaq National Market under the symbol "BBGI".

     Earl L. Frye, age 72, has served as President of Downing-Frye & Associates, a real estate development firm, since 1963. From 1989 to 1992, Mr. Frye served as a broker with and partner of USF&G Realty near Baltimore, Maryland.

     J. Lorenzo Walker, age 80, retired in l980 as a principal of Walker Construction Company, which he co-founded in 1946. In l953, Mr. Walker formed James L. Walker Real Estate Inc., where he served as President until retiring in l999.

Class I Directors

     Each of the following persons is a member of the Board of Directors who is not standing for election to the Board of Directors this year and whose term will continue after the 2001 Annual Meeting of Shareholders.

     Stanley W. Hole, age 69, a professional engineer, is Chairman Emeritus of Hole, Montes & Associates, a Naples-based civil engineering firm of which Mr. Hole was Chairman of the Board when he retired in 1997 after serving for 32 years. He maintains a private consulting practice and serves on a number of advisory boards in southwest Florida.

     LaVonne Johnson, age 68, is a retired Planner and Project Director for Allegheny County, Pennsylvania.

     Luc C. Mazzini, D.D.S., age 45, is a licensed dentist in both Florida and Texas and has been practicing General Dentistry since 1980. Dr. Mazzini has practiced dentistry in Collier County since 1990.

Class II Directors

     Each of the following persons is a member of the Board of Directors who is not standing for election to the Board of Directors this year and whose term will continue after the 2001 Annual Meeting of Shareholders.

     Michael L. McMullan, age 46, has served as Chief Executive Officer of Citizens Bancshares and Citizens National Bank since February 1999. From 1990 to February 1999, Mr. McMullan was employed by NationsBank (now Bank of America) in various management positions, including Manager of Economic Development for the State of Florida, which was the position he held immediately prior to joining Citizens Bancshares. Mr. McMullan was Senior Banking Executive for NationsBank in Collier County from 1991 to 1993.

     John B. James, age 59, retired from NationsBank on December 31, 1997 after 30 years in the banking industry. His most recent position with NationsBank, which he held from 1994 until 1997, was Senior Vice President, Regional Executive, Collier and Monroe Counties, Florida.

     Bernard L. Turner, age 74, served as Chairman of the Board of the Florida Coastal School of Law, Jacksonville, Florida, since he co-founded the institution in 1994.

Meetings of the Board of Directors

     The Boards of Directors of Citizens Bancshares and Citizens National Bank held a total of 13 meetings during the year ended December 31, 2000. Citizens Bancshares and Citizens National Bank are comprised of the same Board of Directors. However, Citizens National Bank has five additional directors on its Board. With the exception of Bernie Turner, Stanley Hole, Earl Frye, and J. Lorenzo Walker, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of committee meetings of which a particular director was a member.

Compensation/Insurance Committee of the Board of Directors

     The Board of Directors of Citizens Bancshares has appointed a compensation committee comprised of Earl Frye, Bernie Turner, J. Lorenzo Walker, and John James. During the fiscal year ending December 31, 2000, the compensation committee held five meetings. The compensation committee reviews employment contracts, Executive Management performance, proposals for additional staff at the officer level, particularly if outside the original staffing projections, and officer level promotions. The compensation committee also functions as the insurance committee. In that capacity, the compensation committee reviews proposals for full insurance coverage, considering such things as content, structure, general liability, workman's compensation, replacement, etc.

Audit Committee of the Board of Directors

     The Board of Directors of Citizens Bancshares has appointed an audit committee comprised of Bernie Turner, Dr. Luc Mazzini, and LaVonne Johnson.
Each of these directors is deemed to be an "independent director" of Citizens Bancshares, as that term is defined under Rule 4200(a)(14) under the Marketplace Rules of the National Association of Securities Dealers.

     The audit committee oversees the company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to quality, not just acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the company, including the matters in the written disclosures required by the Independence Standards Board.

     The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held one meeting during the fiscal year 2000.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of the Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended 2000 for filing with the Securities and Exchange Commission. The committee also recommended to the Board (and the Board has approved) the selection of the company's independent auditors.

Bernie Turner, Audit Committee Chair, Dr. Luc Mazzini, Audit Committee Member, and LaVonne Johnson, Audit Committee Member.

The Board of Directors of Citizens Bancshares has adopted a charter for the Board's audit committee which is attached to this Proxy Statement as Appendix A.

Compensation of Directors

     The directors of Citizens Bancshares were not, during the fiscal year ended December 31, 2000, and are not currently, compensated for their attendance at the company's regularly scheduled or special meetings or for other services. At such time as the Citizens National Bank has become profitable, the Citizens Bancshares may consider the grant of appropriate compensation in accordance with applicable laws and regulations. The directors of the Citizens Bancshares are not compensated for services in their capacity as directors of Citizens National Bank.

Executive Officers

     The executive officers of Citizens Bancshares and Citizens National Bank are as follows:

Name                           Age  Position
----                           ---  --------

Michael L. McMullan             46  Chief Executive Officer of Citizens
                                    Bancshares and Citizens National Bank
Polly M. Rogers                 62  President of Citizens Bancshares and
                                    Citizens National Bank

Thomas M. Whelan                51  Chief Financial Officer of Citizens
                                    Bancshares and Citizens National Bank
Craig D. Sherman                43  Senior Lending Officer of Citizens National
                                    Bank

     Executive officers of Citizens Bancshares and Citizens National Bank are appointed by the Board of Directors of Citizens Bancshares and Citizens National Bank, respectively, and hold office at the pleasure of the respective Board. Executive officers devote their full time to the offices of Citizens Bancshares and Citizens National Bank. See "Class II Directors" above for information with respect to Michael McMullan and "Class III Nominees" above for information with respect to Polly Rogers.

     Thomas M. Whelan has served as the Chief Financial Officer of Citizens Bancshares and Citizens National Bank since April 1999. From 1993 to 1996, Mr. Whelan served in various positions, including Vice President, Director for Banking Services, with Triangle Bank in Raleigh, North Carolina. In 1996, he joined Hendry County Bank and in May 1997 was named President and Chief Executive Officer. Following the acquisition of Hendry County Bank by Florida Community Bank in February 1998, he served as Executive Vice President until joining Citizens Bancshares in April 1999.

     Craig D. Sherman has served as the Senior Lending Officer of Citizens National Bank since May 1999. Prior to joining Citizens, Mr. Sherman was employed by SouthTrust Bank for over five years, serving most recently as Vice President and Commercial Team Lender.

     There are no family relationships between any director or executive officer and any other director or executive officer of Citizens Bancshares.

        Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of March 16, 2001 with respect to ownership of the outstanding common stock of Citizens Bancshares by each director of Citizens Bancshares and all executive officers and directors of Citizens Bancshares, as a group. Except as shown below, to the knowledge of Citizens Bancshares, no person is the beneficial owner of greater than five percent of the issued and outstanding common stock of Citizens Bancshares.

                                           Number of Shares         Percent
  Name of Beneficial Owner           Beneficially Owned /(1)/  of Total /(2)/
  ------------------------           ------------------------  --------------
  Joe B. Cox.....................              28,864 /(3)/             2.5%
  Earl L. Frye...................              28,864 /(4)/             2.5%
  Stanley W. Hole................              14,426 /(5)/             1.2%
  John B. James..................              28,864 /(6)/             2.5%
  LaVonne Johnson................              59,864 /(7)/             5.1%
  Luc C. Mazzini.................              35,334 /(8)/             3.0%
  Michael L. McMullan............              22,000 /(9)/             1.9%
  Polly M. Rogers................              36,864 /(10)/            3.1%
  Bernard L. Turner..............              34,864 /(11)/            3.0%
  J. Lorenzo Walker..............              49,864/(12)/             4.3%
    All directors and executive
    officers, as a group                      355,308/(13)/            28.9%

/(1)/ Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished to the company by the named persons. Information relating to beneficial ownership of the shares is based upon "beneficial ownership" concepts set forth in the rules promulgated by the Securities Exchange Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be determined to be a beneficial owner of the same securities.

/(2)/ In calculating the percentage ownership for a given individual or group, the number of shares of the company's common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days by such individual or group, but such unissued shares are not deemed outstanding in calculating the percentage ownership for other persons or groups.

/(3)/ Includes presently exercisable warrants to purchase 5,334 shares.

/(4)/ Includes presently exercisable warrants to purchase 5,334 shares.

/(5)/ Includes presently exercisable warrants to purchase 2,666 shares and 3,000 shares held by spouse, as to which beneficial ownership is disclaimed.

/(6)/ Includes presently exercisable warrants to purchase 5,334 shares.

/(7)/ Includes presently exercisable warrants to purchase 5,334 shares and 26,000 shares held by spouse, as to which beneficial ownership is disclaimed.

/(8)/ Includes presently exercisable warrants to purchase 5,334 shares.

/(9)/ Includes presently exercisable options to purchase 12,000 shares.

/(10)/Includes presently exercisable options to purchase 8,000 shares and presently exercisable warrants to purchase 5,334 shares.

/(11)/Includes presently exercisable warrants to purchase 5,334 shares and 6,000 shares held by spouse, as to which beneficial ownership is disclaimed.

/(12)/Includes presently exercisable warrants to purchase 5,334 shares and 21,000 shares held by spouse, as to which beneficial ownership is disclaimed.

/(13)/Includes 65,338 shares subject to presently exercisable warrants and options and 56,000 shares as to which beneficial ownership is disclaimed.

                             Executive Compensation

  The following tables provide certain summary information for the fiscal year ended December 31, 2000 concerning compensation paid or accrued by Citizens Bancshares to or on behalf of Citizens Bancshares' Chief Executive Officers.

                           Summary Compensation Table

                               Annual Compensation
                               -------------------

Name                           Year   Salary
----                           ----   ------
Michael L. McMullan            2000  $145,087.
Polly M. Rogers                2000  $ 108,718
Craig D. Sherman               2000  $ 102,779

                             Option Grants In 2000

     No stock options were granted to any of the executive officers listed above during fiscal year 2000 and no stock options were exercised by any optionee during that same period.

     The following table provides information regarding the value of options held by the Chief Executive Officer at December 31, 2000.

                         Fiscal Year End Option Values

                             Number of Securities          Value of Unexercised
                        Underlying Unexercised Options     In-the-Money Options
                              at Fiscal Year End            at Fiscal Year End
 Name                   Exercisable / Unexercisable        Exercisable / Unexercisable
 ----                   ------------------------------     ---------------------------
 Michael L. McMullan             12,000 / 18,000                $0 / $0 /(1)/
 Polly M. Rogers                  8,000 / 12,000                $0 / $0 /(1)/
 Craig D. Sherman                 8,000 / 12,000                $0 / $0 /(1)/

/(1)/ Dollar values calculated as the difference between the estimated fair market value of Citizens Bancshares' common stock at December 31, 2000 ($10.00) and the exercise price of such options. Because no organized trading market exists for the common stock of the Bank, the fair market value was computed by reference to the offering price of the common stock in the company's initial public offering.

 Employment Agreements with Certain Executive Officers

     Citizens Bancshares and Citizens National Bank have entered into an employment agreement, dated as of April 28, 1999, with Michael McMullan, pursuant to which Mr. McMullan serves as Chief Executive Officer of Citizens National Bank and Citizens Bancshares. The employment agreement provides for a term of three years and an initial salary at an annual rate of $140,000. Mr. McMullan's salary may be increased from time to time in the sole discretion of the board of directors of Citizens Bancshares, and Mr. McMullan will also be eligible to receive a bonus, which will not exceed 40% of his annual base salary. In addition, Mr. McMullan has been issued an option, pursuant to the employment agreement, to purchase 30,000 shares of the common stock of Citizens Bancshares at an exercise price of $10.00 per share.

     In the event of a "change of control" of Citizens Bancshares, as defined in the employment contract, Mr. McMullan will be entitled to give written notice to Citizens Bancshares of termination of his employment agreement and to receive a cash payment equal to 250% of his annual salary, and an additional cash payment equal to the excess, if any, of the aggregate market value of the number of shares of common stock of Citizens Bancshares subject to options held by Mr. McMullan over the aggregate exercise price of all such options.

     The employment agreement provides that Citizens Bancshares may terminate the employment of Mr. McMullan with or without cause, but that in the latter case Mr. McMullan will receive a severance payment equal to that he would be entitled to in the event of a change in control, as described above. In addition, the employment agreement contains a non-compete provision which provides that in the event the employment contract is terminated by Citizens Bancshares or Citizens National Bank without cause, or by Mr. McMullan, Mr. McMullan may not, without the prior written consent of Citizens Bancshares, either directly or indirectly serve as an employee of any financial institution within Collier or Lee County for a period of twelve months after such termination.

     Citizens Bancshares and Citizens National Bank entered into a one-year employment contract on April 28, 1999 with Polly M. Rogers, the President of Citizens Bancshares and Citizens National Bank, which was renewed from April 28, 2000 to April 28, 2001. Under this contract, Mrs. Rogers is to receive an initial salary at the annual rate of $100,000, which may be increased from time to time in the sole discretion of the Board of Directors of Citizens Bancshares. Mrs. Rogers is eligible to receive a performance bonus, which will not exceed 40% of her annual base salary. Mrs. Rogers has been issued stock options to purchase 20,000 shares of the common stock of Citizens Bancshares at an exercising price of $10.00 per share. In all other respects, Mrs. Rogers' contract is identical to that of Mr. McMullan's contract, including Mrs. Rogers' entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the contract.

     Citizens Bancshares and Citizens National Bank entered into an employment contract, dated as of May 3, 1999, with Craig Sherman, the Senior Lender of Citizens National Bank. Under this contract, which has a three year term, Mr. Sherman is to receive an initial salary at an annual rate of $90,000, which may be increased from time to time in the sole discretion of the Board of Directors of Citizens Bancshares. In addition, Mr. Sherman is eligible to receive a bonus, which will not exceed 40% of his annual base salary. Mr. Sherman has been issued stock options to purchase 20,000 shares of the common stock of Citizens Bancshares at an exercise price of $10.00 per share. In all other respects, Mr. Sherman's contract is identical to that of Mr. McMullan's and Ms. Rogers' contract, including Mr. Sherman's entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the contract.

                Certain Relationships and Related Transactions

     Citizens National Bank extends loans from time to time to certain of Citizens Bancshares' directors, their associates and members of the immediate families of the directors and executive officers of Citizens Bancshares. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Citizens Bancshares or Citizens National Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

                        Independent Public Accountants

Availability at Annual Meeting

     Representatives of Hill, Barth and King, LLC, Citizens Bancshares' independent public accountants, are expected to be present at the 2000 Annual Meeting of Shareholders and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Fees

     During fiscal year 2000, Hill, Barth and King, LLC billed Citizens Bancshares', in the aggregate, $52,367 for professional services rendered for the audit of the company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the company's Forms 10-QSB for that fiscal year.

All Other Fees

     In addition to the audit services discussed above, Hill, Barth and King, LLC received $3,231 in fees from providing management advisory services to the Company during the year ending December 31, 2000, related to federal and state tax filings. The audit committee has considered the provision of these services by Hill, Barth and King, LLC and deems the provision of these services compatible with maintaining the accountant's independence.

  Annual Report to Shareholders; Report on Form 10-KSB; Shareholder Proposals

     Additional information concerning Citizens Bancshares, including the audited financial statements of Citizens Bancshares, is provided in the company's 2000 Annual Report to Shareholders which accompanies this proxy statement.

     Citizens Bancshares' Annual Report on Form 10-KSB for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request for it to: Thomas Whelan, Chief Financial Officer, Citizens Bancshares of Southwest Florida, 3411 Tamiami Trail North, Suite 200, Naples, Florida 34103. Mr. Whelan's telephone number is 941-643-4646. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the company's expenses in furnishing such documents.

     A shareholder who seeks to submit a proposal for consideration by the shareholders of Citizens Bancshares at its 2002 Annual Meeting of Shareholders must submit the proposal in writing not less than 120 days prior to March 23, 2002 to: Polly M. Rogers, President, Citizens Bancshares of Southwest Florida, 3411 Tamiami Trail North, Suite 200, Naples, Florida 34103. Citizens Bancshares reserves the right to exclude any shareholder proposal from its proxy statement and proxy for the 2002 Annual Meeting if the proposal is not considered to be proper under Florida state law or the laws and regulations applicable to publicly held companies. Any shareholder proposals received less than 120 days prior to March 23, 2002 shall be considered untimely. With respect to any matter proposed by a shareholder that is submitted outside the foregoing process for shareholder proposals, as established by the Securities and Exchange Commission, less than 45 days prior to the 2001 Annual Meeting, any proxy provided in response to this proxy solicitation shall be deemed to have conferred upon the proxy holder discretionary authority to vote on such matter.

                                 Other Matters

     The Board of Directors knows of no other matters to be brought before the 2000 Annual Meeting. However, if other matters should come before the meeting it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment of what is in the best interest of Citizens Bancshares.

                          By Order of The Board of Directors,


                          Michael L. McMullan
                          Chief Executive Officer

Naples, Florida
March 23, 2001

                                  APPENDIX A

                            Audit Committee Charter

Organization

This charter governs the operations of the of Citizens Bancshares of Southwest Florida (the "Company") Audit Committee. The Committee shall review and reassess this charter annually and obtain the approval of the Citizens Bancshares' board of directors. The committee shall disclose in the proxy statement annually the fact that the charter has been adopted, and shall also disclose in the proxy statement the charter itself at least once every three years. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Policy Statement

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal risk management function (i.e. internal audit, asset review, compliance and legal), the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, risk management, and financial management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities

The primary responsibility of the audit committee to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

 . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, and if necessary, take appropriate action to
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   ensure the independence of the auditor. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, and shall approve the fees to be paid to the independent auditors.

 . The committee shall discuss with the internal risk management group (internal audit, asset review, compliance and legal) and the independent auditors the overall scope and plans for their respective audits including adequacy of staffing and qualifications. Also, the committee shall discuss with financial management, the internal risk management group, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal risk management group and the independent auditors, with and without management present, to discuss the results of their examinations and to review any problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information.

 . The committee shall discuss with management and the independent auditors, prior to the filing of the Company's Quarterly Report on Form 10-K and preferably prior to any public announcement of financial results, the results of the interim financial statement reviews performed by the Company's independent auditors. Also, the committee shall discuss any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for purposes of this discussion.

 . The committee shall review with management and the independent auditors the financial statement to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Based on these reviews, the committee shall recommend to the board of directors whether the audited financial statements should be included in the Annual Report on Form 10-K. Also the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards, and shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement. The committee shall review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

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